Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – July 19, 2006

DATALINK REPORTS 2006 SECOND-QUARTER AND SIX-MONTH OPERATING RESULTS

Second Quarter Sales Rise 39 Percent over the Same Period in 2005; Net Earnings Increase 355 Percent to $2.0 million versus $446,000 in Year-Earlier Period

Live Webcast of Conference Call at 9:30 AM Central Time Today, July 19, 2006

MINNEAPOLIS – July 19, 2006 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended June 30,  2006, rose 39 percent to $39.8 million from $28.7 million for the prior-year period.  During the second quarter of 2006, a single customer accounted for approximately 20 percent of revenues.  The company reported net earnings of $2.0 million, or $.18 per diluted share, compared to net earnings of $446,000 or $.04 per diluted share, in the 2005 second quarter.

For the six-month period ended June 30, 2006, the company reported revenues of $74.1 million, a 48 percent increase over revenues of $50.0 million in the first six months of 2005.   Net earnings for the first six months of 2006 were $2.9 million, or $.26 per diluted share, compared to a net loss of $4.3 million, or $.41 per diluted share for the first six months of 2005.   The net loss in the first six months of 2005 included the previously announced non-cash charge of $3.5 million, or $.34 per diluted share, related to subleasing a portion of the company’s corporate headquarters facility.

Charlie Westling, Datalink’s President and CEO, commented, “We are very pleased to report continued strong performance in the second quarter of 2006, as both sales and net earnings came in above expectations.  Datalink continues to make significant progress against our strategic initiatives to increase productivity, deliver storage solutions and professional services more effectively and strengthen our resources in key geographic locations.”

According to Westling, the company’s accomplishments included:

•                  Fifth consecutive quarter of profitability and eighth consecutive quarter of year-over-year revenue growth;

•                  Highest level of quarterly services revenues in the company’s history;

•                  Growing success in driving storage solutions with enterprise customers, with seven customers each generating over $1 million of revenue during the quarter, compared to four in the second quarter of 2005;

•                  A strong book of business going forward, with the company’s backlog at the beginning of the third quarter at $19 million.

Westling continued, “We believe that we can build off of our strong first half performance and continue our profitable growth for the rest of the year by executing our key initiatives.  We remain focused on:

•                  Continuing to increase employee productivity by leveraging investments in our field and customer support areas;

•                  Further penetrating our enterprise customer base;

•                  Targeting  high growth market segments and deploying new technologies; and

•                  Delivering greater value to customers through solutions and services.”

Outlook

For the third quarter ending September 30, 2006, Datalink expects revenues of between $33 million and $37 million, with net earnings ranging from $.05 to $.10 per diluted share. This outlook reflects the unpredictable nature and timing of large orders received at the end of a quarter and seasonality that is typical of the third quarter.  The net amounts do not reflect any income tax benefit or expense.

Webcast

A live Webcast of the Datalink second-quarter results conference call is scheduled for today, July 19, at 9:30 a.m. Central Time and can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage and IP-based storage, using industry-leading hardware, software and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated third quarter 2006 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. We may not achieve significant future revenues from our customer that accounted for approximately 20 percent of our second quarter revenue.  Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Greg Barnum
Investor Relations Coordinator		Chief Financial Officer
Phone:	952-279-4794	Phone: 952-279-4816
Fax:	952-944-7869
e-mail:	einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales:
Products	$29,280	$19,918	$54,224	$33,573
Services	10,553	8,823	19,893	16,409
Total net sales	39,833	28,741	74,117	49,982

Cost of sales:
Cost of product sales	22,519	15,153	41,159	25,521
Cost of service sales	7,463	5,974	13,966	11,088
Total cost of sales	29,982	21,127	55,125	36,609
Gross profit	9,851	7,614	18,992	13,373
Operating expenses:
Sales and marketing	3,927	3,838	8,104	7,131
General and administrative	2,541	2,245	5,330	4,791
Engineering	1,473	1,078	2,942	2,206
Restructuring charges	—	—	—	3,502
Amortization of intangibles	—	65	—	130
	7,941	7,226	16,376	17,760
Earnings (loss) from operations	1,910	388	2,616	(4,387)
Interest income, net	123	58	250	132
Net earnings (loss)	$2,033	$446	$2,866	$(4,255)

Net earnings (loss) per common share:
Basic	$0.19	$0.04	$0.27	$(0.41)
Diluted	$0.18	$0.04	$0.26	$(0.41)
Weighted average common shares outstanding:
Basic	10,694	10,308	10,571	10,301
Diluted	11,279	10,376	10,975	10,301

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$16,822	$13,434
Accounts receivable, net	15,479	18,673
Inventories	953	831
Deferred customer support contract costs	21,794	16,500
Inventories shipped but not installed	7,588	5,064
Other current assets	227	261
Total current assets	62,863	54,763
Property and equipment, net	2,296	2,476
Goodwill	5,500	5,500
Other assets	376	404
Total assets	$71,035	$63,143

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,383	$19,660
Accrued commissions	1,216	1,359
Accrued income taxes	47	70
Accrued sales and use tax	646	645
Accrued expenses, other	1,567	1,893
Sublease reserve current	376	384
Deferred revenue from customer support contracts	28,027	21,367
Total current liabilities	49,262	45,378
Deferred rent	260	289
Sublease reserve non-current	1,457	1,641
Total liabilities	50,979	47,308

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,747,043 and 10,404,105 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	11	10
Additional paid-in capital	27,909	26,555
Accumulated deficit	(7,864)	(10,730)
Total stockholders’ equity	20,056	15,835
Total liabilities and stockholders’ equity	$71,035	$63,143

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2006	2005
Cash flows from operating activities:
Net earnings (loss)	$2,866	$(4,255)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Provision for bad debts	18	18
Depreciation	522	684
Amortization of intangibles	—	131
Deferred rent	(29)	(74)
Charge for sublease reserve	—	3,502
Amortization of sublease reserve	(192)	(516)
Stock compensation expense	91	33
Changes in operating assets and liabilities:
Accounts receivable	3,176	(1,714)
Inventories	(2,646)	(1,453)
Deferred customer support contract costs/revenues, net	1,366	794
Accounts payable	(2,277)	644
Accrued expenses	(491)	13
Other	62	(381)
Net cash provide by (used in) operating activities	2,466	(2,574)

Cash flows from investing activities:
Purchase of property and equipment	(342)	(826)
Net cash used in investing activities	(342)	(826)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,264	56
Net cash provided by financing activities	1,264	56

Increase (decrease) in cash and cash equivalents	3,388	(3,344)
Cash and cash equivalents, beginning of period	13,434	12,663
Cash and cash equivalents, end of period	$16,822	$9,319